UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2007

Strategic Distribution, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-5228	22-1849240
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1414 Radcliffe Street, Suite 300, Bristol, Pennsylvania	19007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    215-633-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Strategic Distribution, Inc. (“SDI” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), effective January 8, 2007, by and among Project Eagle Holding Corporation, a Delaware corporation (“Project Eagle”), and Project Eagle Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Project Eagle (“Merger Sub”).  Under the terms of the Merger Agreement, each share of SDI common stock will be converted into the right to receive $10.00 in cash, without interest. The transaction is valued at approximately $30 million.

The Merger Agreement contains certain termination rights for both the Company and Project Eagle, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay Project Eagle a termination fee of $1 million.

The Merger is expected to be completed by the end of the first quarter of 2007, subject to approval of the Company’s stockholders as well as other customary closing conditions.

The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, effective January 8, 2007, by and among Strategic Distribution, Inc., Project Eagle Holding Corporation and Project Eagle Merger Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Distribution, Inc.

Date: January 9, 2007	By:	/s/ Donald C. Woodring
Donald C. Woodring
President & Chief Executive Officer